Exhibit 99.1

NEWS          Swisher International Group Inc.
----          NYSE: SWR

              20 Thorndale Circle
              Darien, CT 06820
              (203) 656-8000

Contact:      Robert A. Britton (203) 656-8000 Ext. 208
              Alfred J. Galgano (203) 656-8000 Ext. 213

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PRESS RELEASE                                                      June 14, 1999
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                  SWISHER INTERNATIONAL GROUP INC. (NYSE: SWR)
                 STOCKHOLDERS APPROVE GOING PRIVATE TRANSACTION

Swisher International Group Inc. (NYSE: SWR), announced that at a special meeting of its Stockholders held today, the holders of a majority of the voting power of all its outstanding Common Stock (Class A and Class B voting together as a class) as well as the holders of a majority of its outstanding Class A Common Stock approved and adopted the Agreement and Plan of Merger (the "Merger Agreement") dated December 9, 1998 among Swisher International Group Inc. ("Swisher"), SIGI Acquisition Corporation ("SIGI"), its wholly owned subsidiary, and Hay Island Holding Corporation ("Hay"), the holder of all of the outstanding Class B Shares of Swisher. Of the 5,778,300 shares of Class A Common Stock outstanding and entitled to vote, 3,981,780 shares, or 69%, were present by proxy or in person, and of those voting, 3,426,022 shares, or 86%, voted in favor of the merger. The merger contemplated by the Merger Agreement is anticipated to become effective today.

Under the terms of the Merger Agreement, Swisher has been merged with and into SIGI which is the surviving corporation and which continues to operate under the name Swisher International Group Inc. Also under the terms of the Merger Agreement, each share of the Swisher Class A Common Stock which was outstanding immediately prior to the effectiveness of the Merger Agreement (other than those held in Swisher's treasury or with respect to which appraisal rights have been perfected under Delaware law) has been converted into the right to receive $9.50 in cash. The 28,100,000 shares of Swisher's Class B Common Stock which Hay held immediately before the effectiveness of the Merger Agreement has been converted into the right to receive 2,810 shares of the surviving company's Common Stock, representing all of the outstanding stock and voting power of the surviving Company.